As filed with the Securities and Exchange Commission on January 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AmSurg Corp.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-1493316

(State or Other Jurisdiction	(I.R.S. Employer Identification No.)

of Incorporation or Organization)

20 Burton Hills Boulevard
Nashville, Tennessee 37215

(Address of Principal Executive Offices)

16,664 Shares of Common Stock Issued
Pursuant to Written Compensation Contracts

(Full Title of the Plans)

Claire M. Gulmi
20 Burton Hills Boulevard
Nashville, Tennessee 37215

(Name and Address of Agent For Service)

(615) 665-1283

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share(1)	Price(1)	Registration Fee

Common Stock, no par value	6,664 shares(2)	$22.54	$150,207	$13.82

Common Stock, no par value	10,000 shares(3)	$22.54	$225,400	$20.74

Total	16,664 shares		$375,607	$34.56

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq National Market on January 30, 2002.

(2)	Represents shares issuable upon exercise of options granted to Bergein F. Overholt, M.D. pursuant to written compensation contracts.

(3)	Represents shares issuable upon exercise of options granted to Richard F. Corlin, M.D. pursuant to a written compensation contract.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
SECOND AMENDED AND RESTATED BYLAWS
OPINION OF BASS BERRY & SIMS PLC
CONSENT OF DELOITTE & TOUCHE LLP

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to the beneficial owner of the options granted pursuant to the written compensation contracts (each, a “Plan” and collectively referred to as the “Plans”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Each Plan grants options to purchase shares of common stock of the Registrant. The Plans are written compensation contracts between the Registrant and each of Bergein F. Overholt, M.D. and Richard F. Corlin, M.D., for services as Medical Director and Assistant Medical Director, respectively. The documents containing the information specified in Part I are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, the statements contained in Item 2 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     The Registrant will provide without charge to each of Drs. Overholt and Corlin, upon written or oral request, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated in the Section 10(a) prospectus, and any other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests may be forwarded to Claire M. Gulmi, Secretary, AmSurg Corp., 20 Burton Hills Boulevard, Nashville, Tennessee, 37215, telephone: (615) 665-1283.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

(c)	The Registrant’s Current Reports on Form 8-K dated March 28, 2001, July 11, 2001, July 11, 2001 and October 11, 2001.

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10/A-4 dated July 13, 2001, including all amendments and reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Registrant.

     In addition, the charter provides that the Registrant’s directors shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Registrant, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Registrant’s directors from personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of the Registrant and will advance expenses of defending claims against them. The Registrant believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires the Registrant to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer or director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

     The Registrant believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. At present, there is no litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has in effect an executive liability insurance policy which will provide coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Registrant is required to indemnify the director or officer for such claim.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A-4 (filed with the Commission on July 13, 2001))

4.2	Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10/A-4 (filed on July 13, 2001))

4.3	Second Amended and Restated Bylaws of the Registrant

5	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on Page II-6)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 25th day of January, 2002.

AMSURG CORP.

By:	/s/ Ken P. McDonald Ken P. McDonald President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Ken P. McDonald and Claire M. Gulmi, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ken P. McDonald Ken P. McDonald	President and Chief Executive Officer (Principal Executive Officer)	January 25, 2002

/s/ Claire M. Gulmi Claire M. Gulmi	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 25, 2002

/s/ Thomas G. Cigarran Thomas G. Cigarran	Chairman of the Board	January 25, 2002

/s/ James A. Deal James A. Deal	Director	January 25, 2002

/s/ Steven I. Geringer Steven I. Geringer	Director	January 25, 2002

/s/ Debora A. Guthrie Debora A. Guthrie	Director	January 25, 2002

/s/ Henry D. Herr Henry D. Herr	Director	January 25, 2002

/s/ Bergein F. Overholt, M.D. Bergein F. Overholt, M.D.	Director	January 25, 2002

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A-4 (filed with the Commission on July 13, 2001))

4.2	Second Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10/A-4 (filed on July 13, 2001))

4.3	Second Amended and Restated Bylaws of the Registrant

5	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on Page II-6)